Exhibit 10.1

CHASE CORPORATION

EMPLOYEES’ SUPPLEMENTAL PENSION PLAN

Effective January 1, 2008

ARTICLE I
NAME, PURPOSE AND EFFECTIVE DATE

1.01         Background.

Chase Corporation established the Chase Corporation Employees’ Supplemental Pension and Savings Plan (the “Prior Plan”) effective as of January 1, 1994, which was amended effective January 1, 2005, solely for the purpose of providing supplemental pension and savings plan benefits which are not provided under the Pension Plan for Employees of Chase Corporation and the Chase Corporation Deferred Salary Savings Plan.  In order to provide greater flexibility and in light of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended as part of the American Jobs Creation Act of 2004, and the issuance of various guidance thereunder, the Board of Directors of Chase Corporation hereby amends and restates the Prior Plan to create two plans, the Chase Corporation Employees’ Supplemental Pension Plan and the Chase Corporation Employees’ Supplemental Savings Plan.  Effective as of January 1, 2008, the portion of the Prior Plan that consists of the Supplemental Savings Plan Benefit shall be transferred to and governed by the terms f the Chase Corporation Employees’ Supplemental Savings Plan and the portion of the Prior Plan that consists of the Supplemental Pension Plan Benefit shall be transferred to and governed by this plan, which shall be known as the Chase Corporation Employees’ Supplemental Pension Plan.

1.02         Effective Date.

This Supplemental Pension Plan shall be effective as of January 1, 2008.

1.03         Plan Unfunded and Limited to Select Group of Management or Highly Compensated Employees.

The Supplemental Pension Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted and administered accordingly.

ARTICLE II
DEFINITIONS

When used herein, the following terms defined hereinafter shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

2.01         “Board” means the Board of Directors of the Employer.

2.02         “Change in Control” means a “change in ownership” of the Employer, a “change in effective control” of the Employer or a “change in the ownership of a substantial portion of the assets” of the Employer, within the meaning of Section 409A of the Code.

2.03         “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

2.04         “Compensation” means the annual compensation paid to a Participant by the Employer for the calendar year (after any requisite tax withholding and payroll deductions), including base pay, other regular earnings, performance-based cash bonuses or incentive bonus payments, any amounts deferred under a salary reduction agreement pursuant to the Chase Corporation Deferred Salary Savings Plan or under a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by the Employer , but exclusive of severance pay or salary continuation payments, expense reimbursements, special executive bonus payments paid by the Employer, awards, any moving expenses paid by the Employer, car allowance, taxable fringe benefits, group-term life insurance in excess of $50,000, exercised stock options and short and long-term disability paid by a third party.

2.05         “Employer” means Chase Corporation and any subsidiary and/or affiliated corporation which has adopted this Plan.

2.06         “Participant” means an employee of the Employer who has been designated a Participant in this Plan in the manner set forth in Article III.

2.07         “Plan Administrator” means Chase Corporation, or its duly authorized representative.

2.08         “Pension Plan” means the Pension Plan for Employees of Chase Corporation, as amended thereafter from time to time.

2.09         “Plan” or “Supplemental Pension Plan” means Chase Corporation Employees’ Supplemental Pension Plan.

2.10         “Supplemental Pension Plan Benefit” means the benefit payable under Article IV of the Plan.

ARTICLE III
ELIGIBILITY

An employee shall be eligible to participate in the Plan if he has satisfied the eligibility requirements for participation under the Pension Plan and the Board, acting upon the recommendation of the Compensation and Management Development Committee, authorizes his participation in the Plan.

ARTICLE IV
SUPPLEMENTAL PENSION PLAN BENEFITS

4.01         Amount of Supplemental Pension Plan Benefits.

A Participant shall be entitled to a benefit under the provisions of this Article if his benefit determined under the provisions of the Pension Plan is less than such benefit would have been if (a) the definition of compensation under the Pension Plan included compensation in excess of Section 401(a)(17) of the Code, and/or (b) performance-based cash bonus payments or incentive bonus payments were included in the definition of “compensation” under the Pension Plan, and/or (c) the limits under Section 415 of the Code did not apply.

If a Participant’s benefit from the Pension Plan is reduced as a result of any or all of the conditions described in the preceding paragraph, the benefit to which the Participant shall be entitled under the Plan shall be determined as follows:

(i)            The benefit actually payable to the Participant on or after his normal retirement age under the terms of the Pension Plan shall be calculated.

(ii)           The benefit which would have been payable under the terms of the Pension Plan if the definition of compensation under the Pension Plan included compensation in excess of Section 401(a)(17) of the Code, and/or the definition of compensation under the Pension Plan included performance-based cash bonus payments or incentive bonus payments and/or the limits under Section 415 of the Code did not apply shall be calculated.

(iii)          The result of step (i) shall be subtracted from the result of step (ii), and the difference, if any, shall be the benefit payable to the Participant.

4.02         Vesting.

A Participant shall be fully vested in his Supplemental Pension Plan Benefit, if any, upon completion of five (5) or more Years of Service with the Employer.  For this purpose, a Participant shall be credited with Years of Service in accordance with the vesting provisions of the Pension Plan.

4.03         Distribution of Supplemental Pension Plan Benefit.

A Participant shall be entitled to a distribution of his or her Supplemental Pension Plan Benefit upon the Participant’s separation from service with the Employer (within the meaning of Section 409A of the Code), including his retirement or death.  Subject to the provisions of Section 4.04, distribution of such Supplemental Pension Plan Benefit shall be made in equal monthly installments over a period of 120 months, with the first installment to be made as soon as administratively practicable after the Participant’s separation from service but no later than the end of the calendar year in which the Participant separated from service with the Employer, including retirement; provided, however, any Participant who was participating in the Supplemental Pension Plan under the Prior Plan on December 31, 2007 and so elected at the time and in the manner specified by the Plan Administrator may receive his Supplemental Pension Plan Benefit in a lump sum.

4.04         Section 409A Delayed Distribution for Specified Employees.

If a Participant is a “specified employee” of the Employer, within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time the Participant separates from service with the Employer, no installment shall be made to the Participant earlier than (i) the first business day that is six (6) months and one day following the date of the Participant’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Participant’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The installments to which the Participant would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid, in a lump sum, on the date that is six (6) months and one day following the Participant’s separation from service (or if such date does not fall on a business day of the Employer, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.  For purposes of identifying a “specified employee”, the definition of compensation under Treas. Reg. Section 1.415(c)(-2(d)(2), the specified employee identification date shall be December 31, and the specified employee effective date shall be the first day of the fourth month following the identification date.

4.05         Death Benefit.

If a Participant’s service providing relationship with the Employer terminates by reason of his death or if he dies after he is no longer in a service providing relationship with the Employer but prior to the distribution to him of all amounts payable to him under the Plan, the amounts that would otherwise be distributable to him, if living, shall be distributed to his designated beneficiary or beneficiaries and any reference to a Participant in Section 4.01, above, shall be deemed to include a reference to his designated beneficiary or beneficiaries.  All beneficiary designations shall be made in such form and manner as from time to time may be prescribed by the Plan Administrator.  A Participant from time to time may revoke or change any beneficiary designation on file with the Plan Administrator.  If there is no effective beneficiary designation on file with the Plan Administrator at the time of Participant’s death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to his estate.  If a beneficiary designated by a Participant to receive his benefit shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary’s estate, unless the deceased Participant’s beneficiary designation provides otherwise.

ARTICLE V
ADMINISTRATION

5.01         Duties of the Plan Administrator.

The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes.  The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Employer accordingly.

5.02         Finality of Decisions.

The Plan Administrator is expressly granted, without intending any limitation, the discretion to construe the terms of the Plan and to determine eligibility for benefits hereunder.  The decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and neither the Plan Administrator nor the Employer shall be subject to individual liability with respect to the Plan.

5.03         Claims Procedure.

(a)           Application for Benefits.  The Plan Administrator shall furnish to each Participant information about the benefits to which he or she is entitled under the Plan.  The Plan Administrator may require any person claiming benefits under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

Any request for benefits by a Participant or Beneficiary will be filed in writing with the Plan Administrator.  Within a reasonable period after receipt of a claim, the Plan Administrator will provide written notice to any claimant whose claim has been wholly or partly denied, including:  (a) the reasons for the denial, (b) the Plan provisions on which the denial is based, (c) any additional material or information necessary to perfect the claim and the reasons it is necessary, and (d) the Plan’s claims review procedure.

(b)           Action on Application.  Within ninety (90) days after receipt of an application and all necessary documents and information, the Plan Administrator shall furnish the claimant with a written notice of its decision.  If the Administrator denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan’s claim review procedure.  If special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish the claimant written notice of the extension before the end of the initial ninety (90)-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.  The notice shall explain the circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(c)           Claim Review.  The claimant who does not agree with the decision rendered on his application may request that the Plan Administrator review the decision.  The request must be made within sixty (60) days after the claimant receives the decision, or if the application has neither been approved nor denied within the ninety (90)-day period specified in subsection (b), then the request must be made within sixty (60) days after expiration of the ninety (90)-day period.   Each request for review must be in writing and addressed to the Plan Administrator. Concurrently with filing the request for review, or within the sixty (60) days request period, the claimant may submit in writing to the Plan Administrator a statement of the issues raised by his appeal and supporting arguments and comments.  During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Plan Administrator.  However, under no circumstance shall the Plan Administrator be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential. The Plan Administrator will render its decision on review promptly and in writing and will include specific reasons for the decision and references to the plan provision on which the decision is based, within sixty (60) days following receipt of the claimant’s request for review.  If special circumstances require an extension of time, the Plan Administrator shall render a decision as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.  If an extension is required, the Plan Administrator shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

ARTICLE VI
MISCELLANEOUS

6.01         Non-Guarantee Of Employment.

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Participant, or as a right of any such Participant to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Participant, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

6.02         Amendments/Termination.

The Employer reserves the right to make from time to time amendments to or terminate this Plan by vote duly adopted by the Board of Directors, provided that no such amendment or termination shall reduce any benefits earned under the terms of this Plan prior to the date of termination or amendment.  No amendment shall reduce the amount credited to the Participants’ Accounts.  The Employer may elect to terminate the Plan within thirty (30) days preceding or the twelve (12) months following a Change in Control, subject to the provisions of Section 409A of the Code.  For the purpose of the immediately preceding sentence, the Plan shall be treated as terminated only if substantially similar arrangements sponsored by the Company are terminated, so that all Participants in the Plan and all participants under substantially similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

6.03         Rights Unsecured.

No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder.  The Plan shall be operated at all times as an unfunded plan as required under ERISA.  Any funds set aside by the Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.  The Employer’s obligation under this Plan shall be that of an unfounded and unsecured promise to pay money in the future.

6.04         Nonassignability.

The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to he so subjected shall not be recognized, except to the extent required by applicable law.

6.05         Entire Agreement; Successors.

This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Employer and any Participant regarding the Plan.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Employer and any Participant relating to the subject matter hereof, other than those set forth in this Plan.  This Plan and any amendment shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

6.06         Successor Company.

In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which a successor to all or a major portion of the Employer’s property or business shall continue this Plan, and the successor shall have all of the powers, duties and responsibilities of the Employer under this Plan.

6.07         Governing Law.

To the extent not governed by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Chase Corporation has caused this instrument to be executed in its name and on its behalf this 8th day of July, 2008.

CHASE CORPORATION